Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond, VA 23219-0501

PRESS RELEASE

Media Contact:	Investor Relations:

Tucker McNeil	Jason Thompson
tel: +1 804-444-6397	tel: +1 804-444-2556

MWV Reports Third Quarter Sales and Earnings Growth

Third Quarter Highlights:

•	EPS of $0.67; EPS ex-items of $0.70 is a Record

•	Sales Grow 9% to $1.6 Billion

•	Strong Cash Flow from Operations of $250 Million

RICHMOND, VA – October 26, 2011 – MeadWestvaco Corporation (NYSE: MWV) today reported another quarter of earnings growth, with income from continuing operations of $117 million, or $0.67 per share ($0.70 ex-items) in the third quarter. The global packaging company grew sales by 9 percent, including strong performance in global markets for food, beverage and tobacco packaging, and higher sales of performance chemicals for inks, adhesives, and oilfield drilling markets.

“MWV’s record-setting quarterly operating results clearly demonstrate the stronger, more sustainable financial returns we are generating with our market-focused strategy,” said John A. Luke, Jr., chairman and chief executive officer. “We continue to make progress with commercial strategies designed to capture growth in targeted areas and expand our market share – even in those markets where demand is being impacted by global economic conditions. This progress – building on the success we have had all year – demonstrates the strong financial return on our strategy and gives us a confident long-term outlook.”

Quarterly Comparison

Sales from continuing operations in the third quarter of 2011 increased 9 percent to $1.64 billion from $1.50 billion in the third quarter of 2010. Income from continuing operations in the third quarter of 2011 increased 7 percent to $117 million, or $0.67 per share, compared to $109 million in the third quarter of 2010, or $0.63 per share. The results for the third quarter of 2011 include after-tax restructuring charges of $4 million, or $0.03 per share. The results for the third quarter of 2010 include a tax benefit from cellulosic biofuel producer credits of $15 million, or $0.09 per share; after-tax restructuring charges of $10 million, or $0.06 per share; and an after-tax charge from early retirement of debt of $4 million, or $0.02 per share. The net effect of these items on earnings per share from continuing operations is as follows:

	Third Quarter 2011	Third Quarter 2010
Earnings per share from continuing operations as reported	$0.67	$0.63

Net effect of special items	0.03	(0.01)

Earnings per share from continuing operations as adjusted [1]	$0.70	$0.62

[1]	Refer to “Use of Non-GAAP Measures” section of this document.

Third Quarter Segment Results

Following is a summary of third quarter 2011 results by business segment. All comparisons for the third quarter of 2011 are with the third quarter of 2010 on a continuing operations basis.

Packaging Resources

(Includes high-quality packaging paperboard principally for global food and beverage, tobacco and commercial print markets as well as MWV Rigesa, a fully-integrated manufacturer of corrugated packaging solutions for produce, meat and consumer products markets in Brazil)

•	7% sales growth

•	12% profit growth

In the Packaging Resources segment, profit increased to $102 million in the third quarter of 2011 compared to $91 million in the third quarter of 2010. Sales increased to $750 million in the third quarter of 2011 compared to $703 million in the third quarter of 2010.

Sales growth was primarily due to improved paperboard pricing and better product mix across all end markets, as well as favorable foreign currency exchange. MWV Rigesa achieved increased sales from higher pricing and improved product mix in corrugated packaging in Brazil.

Total paperboard shipments declined 6 percent. The segment continued to outperform in targeted global food and beverage markets, as volumes in those markets outpaced industry trends and helped offset weaker volumes in general packaging. MWV Rigesa’s corrugated shipments decreased in-line with the Brazilian economy, but remained at solid levels.

Profit growth primarily reflects strong improvement in pricing and product mix across key product lines, improved manufacturing productivity and favorable foreign currency exchange. These benefits were partially offset by input cost inflation for certain raw materials and freight, as well as higher maintenance expenses and unabsorbed fixed manufacturing costs mainly due to the planned Mahrt mill outage in September.

Consumer Solutions

(Includes paperboard and plastic packaging solutions for beverage, tobacco, personal care, home and garden and healthcare markets)

•	5% sales growth

•	29% profit decline

In the Consumer Solutions segment, profit was $27 million in the third quarter of 2011 compared to $38 million in the third quarter of 2010. Sales increased to $478 million in the third quarter of 2011 compared to $455 million in the third quarter of 2010.

Sales growth was due to favorable foreign currency exchange, the addition of the trigger sprayer business acquired with Spray Plast, and pricing and product mix improvement in beverage, tobacco and personal care packaging. Volume gains in tobacco and healthcare packaging were more than offset by declines in standard personal care pump and dispensing solutions as major North American customers seek to reposition their product mix in a competitive environment. Lower beverage consumption rates in North America also led to declines in the company’s beverage packaging business. Partially offsetting these declines were solid volume growth in airless dispensers and beverage volume growth in emerging markets.

Profit decline primarily reflects input cost inflation, mainly increased costs for resins, stainless steel, energy and freight, as well as lower volume and unfavorable foreign currency exchange. These factors were partially offset by pricing and product mix improvement and productivity gains.

Consumer & Office Products

(Includes branded and licensed school supplies in North America and Brazil as well as office and planning and organizing products in North America)

•	1% sales decline

•	4% profit growth

In the Consumer & Office Products segment, profit increased to $53 million in the third quarter of 2011 compared to $51 million in the third quarter of 2010. Sales were $228 million in the third quarter of 2011 compared to $231 million in the third quarter of 2010.

The North American back-to-school season finished in line with expectations, but slightly lower than last year. Lower sales volume of time management products during the quarter mainly reflects the timing of shipments, which overall were in-line with the merchandising strategies of our key customers. Increased sales volume at Tilibra, the segment’s Brazilian operation, resulted in increased overall product mix improvement, which offset some of the North American volume decline in time management and office products.

Profit growth in 2011 reflects improved product mix primarily driven by continued strong performance of Tilibra, solid productivity gains and favorable foreign currency exchange. These benefits were partially offset by volume decline and input cost inflation for certain raw materials and freight. The segment continues to be impacted by imports from Asia.

Specialty Chemicals

(Includes chemicals for asphalt, oilfield, adhesives, inks and paper sizing, as well as activated carbon for auto emission controls and for food, water and air purification)

•	19% sales growth

•	27% profit growth

In the Specialty Chemicals segment, profit increased to $56 million in the third quarter of 2011 compared to $44 million in the third quarter of 2010. Sales increased to $225 million in the third quarter of 2011 compared to $189 million in the third quarter of 2010.

Sales growth was driven by continued success in higher value markets for pine chemicals, asphalt additives and carbon technologies. Overall volume was essentially unchanged, with pricing and product mix improvement across key pine chemicals markets driving sales growth. The segment continues to benefit from its focus on the highest value formulations used in the manufacturing of publication inks, adhesives, oilfield drilling and road building and maintenance solutions. In carbon solutions, sales were up modestly due to volume gains in water purification and price and product mix improvement. Automotive carbon volumes were slightly lower as auto production levels in Japan continue to recover from disruptions due to the tsunami.

Profit growth in 2011 primarily reflects product mix and pricing improvement. These benefits in 2011 were partially offset by input cost inflation for certain raw materials and freight.

Community Development & Land Management

(Includes approximately 705,000 owned acres in Southeastern U.S. – pursuing small-tract land sales and development opportunities principally in the region of Charleston, SC)

Sales for the Community Development and Land Management segment were $53 million in the third quarter of 2011 compared to $26 million in the third quarter of 2010. Profit was $19 million in the third quarter of 2011 compared to $2 million in third quarter of 2010. Profit from real estate activities was $18 million in 2011 compared to $1 million in 2010. The segment sold approximately 15,700 acres for gross proceeds of $31 million in 2011 compared to approximately 2,200 acres for gross proceeds of $6 million in 2010. Profit from forestry operations and leasing activities was $1 million in both 2011 and 2010.

Other Items

In the third quarter of 2011, total pre-tax input costs of energy, raw materials and freight increased $66 million over the third quarter of 2010 on a continuing operations basis.

In the third quarter of 2011, the pre-tax impact from foreign currency exchange was $1 million unfavorable compared to the third quarter of 2010 on a continuing operations basis.

Operating cash flow from continuing operations improved to about $390 million in the first three quarters of 2011 compared to $333 million in the first three quarters of 2010, driven primarily from higher year-over-year earnings.

Capital spending from continuing operations was $439 million in the first three quarters of 2011 compared to $136 million in the first three quarters of 2010. The year-over-year increase was primarily driven by the expansion of the company’s corrugated packaging business in Brazil.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate attributable to continuing operations including the effects of discrete tax items was approximately 31 percent in the third quarter of 2011. The full year 2011 effective tax rate attributable to continuing operations excluding the effects of discrete tax items is expected to be about 33 percent based on the estimated mix and levels of domestic versus foreign earnings.

On February 1, 2011, the company completed the sale of its envelope products business. On September 30, 2010, the company completed the sale of its media and entertainment packaging business. For the current- and prior-year periods, the company is reporting these businesses as discontinued operations in the consolidated financial statements. There was no impact from discontinued operations on results in the third quarter of 2011. Results from discontinued operations were an after-tax loss of $124 million in the third quarter of 2010. Results from discontinued operations were an after-tax loss of $6 million and $135 million for the first three quarters of 2011 and 2010, respectively.

Outlook

In the fourth quarter of 2011, the company expects to build on its strong year-to-date performance and achieve record annual earnings this year. Earnings in the fourth quarter compared to the prior year will, however, be modestly lower principally due to costs from the planned maintenance and upgrade outage at the Covington paperboard mill and to lower rural land sales. The company also is anticipating weaker consumer demand driven by ongoing macroeconomic events, including the sovereign debt crisis in Europe and slower growth in developing markets. In addition, commodity volatility and inflation is leading to higher raw materials costs. In this difficult environment, the company remains focused on executing its market-focused strategies to generate profitable growth, improving operating productivity, and investing in innovative solutions and emerging markets.

Use of Non-GAAP Measures

The presentation of earnings per share from continuing operations, adjusted to exclude a tax benefit from cellulosic biofuel producer credits, restructuring charges, and a charge from early retirement of debt is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business because it excludes charges that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1951 (toll-free domestic) or 1 (612) 332-0226 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on October 26th, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 219064.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,500 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010[1]	2011	2010[1]
Net sales	$1,639	$1,504	$4,561	$4,195

Cost of sales	1,234	1,155	3,465	3,315
Selling, general and administrative expenses	197	193	586	526
Interest expense	45	46	137	139
Other income, net	(6)	(1)	(33)	(11)

Income from continuing operations before income taxes	169	111	406	226
Income tax provision	52	2	129	32

Income from continuing operations	117	109	277	194

Loss from discontinued operations, net of income taxes[2]	—	(124)	(6)	(135)

Net income (loss) attributable to the company	$117	$(15)	$271	$59

Net income (loss) per diluted share attributable to the company:
Income from continuing operations	$0.67	$0.63	$1.59	$1.12
Loss from discontinued operations[2]	—	(0.72)	(0.03)	(0.78)

Net income (loss) attributable to the company	$0.67	$(0.09)	$1.56	$0.34

Shares used to compute net income (loss) per diluted share	174.4	172.5	173.9	173.3

[1]	Certain amounts in 2010 have been recast to conform to the combined presentation of discontinued operations of the media and entertainment packaging and envelope products businesses.
[2]	Loss from discontinued operations, net of income taxes, primarily reflects the sales of the media and entertainment packaging and envelope products businesses.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$757	$790
Accounts receivable, net	810	827
Inventories	748	642
Other current assets	108	131
Current assets of discontinued operations[1]	—	56

Current assets	2,423	2,446

Property, plant, equipment and forestlands, net	3,361	3,255
Prepaid pension asset	1,132	1,052
Goodwill	809	812
Other assets	1,194	1,224
Non-current assets of discontinued operations[1]	—	25

	$8,919	$8,814

Liabilities and Equity
Accounts payable	$588	$590
Accrued expenses	591	606
Notes payable and current maturities of long-term debt	239	7
Current liabilities of discontinued operations[1]	—	23

Current liabilities	1,418	1,226

Long-term debt	1,849	2,042
Other long-term obligations	1,230	1,265
Deferred income taxes	993	972
Non-current liabilities of discontinued operations[1]	—	3

Shareholders’ equity	3,407	3,286
Non-controlling interest	22	20

Total equity	3,429	3,306

	$8,919	$8,814

[1]	Amounts attributable to discontinued operations at December 31, 2010 reflect the discontinued operations treatment of the envelope products business that was sold on February 1, 2011.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010[1]	2011	2010[1]
Sales
Packaging Resources	$750	$703	$2,170	$2,003
Consumer Solutions	478	455	1,432	1,381
Consumer & Office Products	228	231	526	513
Specialty Chemicals	225	189	618	507
Community Development and Land Management	53	26	126	107

Total	1,734	1,604	4,872	4,511
Inter-segment eliminations	(95)	(100)	(311)	(316)

Consolidated totals	$1,639	$1,504	$4,561	$4,195

Segment profit
Packaging Resources	$102	$91	$285	$193
Consumer Solutions	27	38	89	101
Consumer & Office Products	53	51	93	84
Specialty Chemicals	56	44	161	105
Community Development and Land Management	19	2	55	37

Subtotal	257	226	683	520
Corporate and Other[2]	(88)	(115)	(277)	(294)

Consolidated totals[3]	$169	$111	$406	$226

[1]

Certain amounts in 2010 have been recast to conform to the combined presentation of discontinued operations of the media and entertainment packaging business previously included in the Consumer Solutions segment and the envelope products business previously included in the Consumer & Office Products segment.

[2]

Corporate and Other includes restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, and non-controlling interest income and losses.

[3]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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